Exhibit 5.1

LOREN P. HANSEN A PROFESSIONAL CORPORATION ATTORNEY AT LAW 1301 DOVE STREET, SUITE 370
TELEPHONE: (949) 851-6125	NEWPORT BEACH, CALIFORNIA 92660 lphansen@lphansenlaw.com	CELL PHONE: (949) 275-1145

August 2, 2017

RBB Bancorp

660 S. Figueroa Street, Suite 1888

Los Angeles, California 90017

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to RBB Bancorp, a California corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the issuance by the Company of up to 3,848,342 shares of common stock, no par value per share, of the Company (the “Shares”) which may be issued pursuant to the RBB Bancorp 2017 Omnibus Stock Incentive Plan (the “Plan”). In connection with the foregoing, you have requested our opinion with respect to the following matters.

In our capacity as special counsel to the Company and in connection with the opinion set forth herein, we have examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the certificate of incorporation and bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinions set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and representatives of the Company and certificates or comparable documents of public officials and of officers and representatives of the Company.

In making such examination and rendering the opinions set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, the authenticity of the originals of such documents, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

In rendering the opinion set forth below, we have also assumed that the Shares, when issued, will be duly authenticated by the transfer agent and registrar for the Shares and that the certificates, if any, evidencing the Shares to be issued will be manually signed by one of the authorized officers of the transfer agent and registrar for the Shares and registered by such transfer agent and registrar and will conform to the specimen certificate examined by us evidencing the Shares.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that when the Shares have been issued in accordance with the provisions of the Plan, the Shares will be validly issued, duly authorized, fully paid and nonassessable.

We are members of the bar of the State of California, and we do not express any opinion herein concerning any law. This opinion is given since the law and the facts existing as of the date hereof. We assume no obligation to advise you of changes in matters of fact or law which may thereafter occur.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Loren P. Hansen